Exhibit 23.3

Independent Auditor’s Consent

The Members

LS Power Development, LLC:

We consent to the use of our report dated December 6, 2006, with respect to the combined balance sheet of the Power Generation Business of LS Power Development, LLC and Affiliates as of December 31, 2005, and the related combined statements of operations, owners’ equity and comprehensive loss, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
April 13, 2007